AFFINITY GOLD CORP.
7950 Main Street, Suite #217
Maple Gove, MN 55369

Symbol: AFYG - OTCBB

June 4th, 2010

NEWS RELEASE
AFFINITY GOLD CORP. ANNOUNCES CEO RESIGNATION

Maple Grove, Minnesota – June 4th, 2010 – Affinity Gold Corp. (OTC-BB:AFYG) (“the Company”) announced today that Paul Antoniazzi, CEO and Director for Affinity Gold Corp., has resigned from such positions with the Company effective today to pursue other opportunities.

Antonio Rotundo, President and CFO, stated, "Paul has been a key person on the team from the beginning as he has brought a wealth of industry experience. On behalf of the Board and management, we extend our gratitude to Paul for his contributions to the Company and wish him the best.”

Mr. Antoniazzi stated “I believe the flagship project to be a great project with tremendous potential and look forward to seeing the Company succeed.  I will continue to offer my full support as needed.”

Mr. Antoniazzi has agreed to be made available to the Company as required to ensure a smooth transition of the projects.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally. Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

Through its 99.99% owned subsidiary AMR Project Peru, S.A.C., Affinity Gold Corp. is the owner of the mining concession title named “AMR Project” covering 500 hectares and the mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to AMR by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006 (the “Mining Concession Rights”).

www.affinitygold.com

CONTACT: Affinity Gold Corp., +1-763-424-4754, info@affinitygold.com

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.